Exhibit 23.3

December 16, 2020

JinkoSolar Holding Co., Ltd.

1 Jingke Road

Shangrao Economic Development Zone

Jiangxi Province, 334100

People’s Republic of China

Dear Sirs,

We hereby consent to the use of our name under the captions “Enforceability of Civil Liabilities” and “Legal Matters” in the prospectus included in the registration statement on Form F-3, originally filed by JinkoSolar Holding Co., Ltd. on December 16, 2020, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ DaHui Lawyers

DaHui Lawyers